UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 17, 2007

RELIANCE STEEL & ALUMINUM CO.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	001-13122 (Commission File Number)	95-1142616 (I.R.S. Employer Identification Number)
350 S. Grand Ave., Suite 5100
Los Angeles, CA 90071
(Address of principal executive offices)
(213) 687-7700
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On September 18, 2007 Reliance Steel & Aluminum Co. (the “Company”) announced that it has reached an agreement to acquire the outstanding capital stock of Metalweb plc (“Metalweb”), a corporation formed and operating in the United Kingdom and headquartered in Birmingham, England. Metalweb was founded in 2001 and specializes primarily in the processing and distribution of aluminum products for non-structural aerospace components and general engineering parts used in high-end industrial applications. Metalweb has three additional metals service center locations in Manchester, London and Oxford, England. Metalweb’s net sales for fiscal year ended May 31, 2007 were about $53 million U.S. The Company intends to acquire Metalweb through RSAC Management Corp., the Company’s wholly-owned subsidiary, subject to certain conditions. Current management are expected to remain in place. Terms were not disclosed.
     None of the Sellers is, and none of the officers and directors of Metalweb is, affiliated with or related to the Company in any way. The purchase price was determined by negotiations between the Company, on the one hand, and the Sellers, on the other. To fund the purchase price and the repayment of debt, the Company intends to draw on its syndicated bank revolving line of credit established November 9, 2006 with Bank of America, N.A. as administrative agent, and 15 banks as lenders. The Sellers and/or officers or directors of Metalweb, through various other entities, own certain of the real property on which facilities of Metalweb are located.
     A copy of the press release related to the transaction is attached as an exhibit.

Item 9.01	Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.

N/A

(b)	Pro Forma Financial Information.

N/A

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 18, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RELIANCE STEEL & ALUMINUM CO.
Dated: September 19, 2007	By	/s/ David H. Hannah
David H. Hannah
Chief Executive Officer

RELIANCE STEEL & ALUMINUM CO.
FORM 8-K
INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated September 18, 2007.